Exhibit 99.1

[LOGO]                    [LETTERHEAD OF NELNET, INC.]

Media Contact: Sheila Odom, 402.458.2329
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

Nelnet responds to recent press coverage

(Lincoln, NE) - Today, Nelnet (NYSE: NNI), issued the following letter to colleges and universities regarding recent press coverage.

      September 29, 2004

      To our higher education colleagues,

      Nelnet has recently come under attack in the media as a result of being a leading supporter for the elimination of certain student loan provisions while at the same time benefiting from those provisions. We believe that our openness about our actions and public stance supporting the redirection of these funds has made us the target for critics of the FFEL Program.

      We've been reserved in our comments until this time because we see this as a political issue and trust Congress is taking the appropriate steps to redirect this funding to expand front-end student access. However, our commitment to students, schools, and our customers compels us to respond to a September 21, 2004, letter from Senator Edward Kennedy to the Securities and Exchange Commission.

      In short, we strongly believe the concerns Senator Kennedy expressed to the SEC are entirely unfounded.

      We have reviewed with our counsel all sales of Nelnet stock by directors and executive officers after our initial public offering. Based on this preliminary review, Nelnet believes that the suggestion that any of such sales was made on the basis of inside information is groundless. Further, these sales were made pursuant to Rule 10b-5(1) trading plans, which require that sales only be made on the basis of criteria determined well in advance of the date of sale. The plans under which such sales were made contained a 90-day period between execution and first trade, a restriction that goes beyond the requirements of the rule. Our review has also supported Nelnet's belief that its accounting procedures and disclosures were neither inaccurate nor inappropriate.

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      The availability of this provision is not disputed by the Department of
      Education and has been acknowledged as recently as September 2004 in a report by the Government Accountability Office. This report advocated the elimination of the 9.5% provision, a position Nelnet has openly supported since early 2003. In support of the May 5, 2004, introduction of legislation proposing the redirection of the funds, Nelnet discontinued adding new loans that qualify for the provision. In the past, however, as a prudent business decision made in a highly competitive market, Nelnet applied for and received payments pursuant to this provision available to it under current law. Nelnet was one of the last organizations to utilize this provision and by far the most open about its actions.

      We know that as a public company, like many of our industry partners, we will face scrutiny from time to time. We want to apologize for any distraction, apprehension, and aggravation caused to our business partners, students, and schools by recent events. Nelnet is committed to superior customer focus and quality services. From our longevity in education finance, to our highly respected customer base, to our Exceptional Performance designation, Nelnet is a consistent leader in service in every sense of the word.

      Your trust, support, and business have allowed us to serve millions of students, and you have our continued commitment to maintaining the highest standards and quality service that have earned us that trust.

      With regards,


      /s/ Mike Dunlap                           /s/ Steve Butterfield

      Mike Dunlap                               Steve Butterfield
      Co-CEO                                    Co-CEO

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Nelnet is one of the leading education finance companies in the United States and is focused on providing quality student loan products and services to students and schools nationwide. With over $13 billion in total assets, Nelnet originates in excess of $3 billion for itself and its service partners annually, and its servicing software is used by approximately 35 clients, including Nelnet, to service nearly $50 billion in student loans. Nelnet ranks among the nation's leaders in terms of total student loan assets.

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Nelnet offers a broad range of student loan and financial services and technology-based products, including student loan origination and lending, guarantee servicing, and a suite of software solutions. Our products are designed to simplify the student loan process by automating financial aid delivery, loan processing, and funds disbursement. Our services help to facilitate and streamline education finance for all involved in the industry, including student and parent borrowers, lenders, financial aid officers, guaranty agencies, governmental agencies, servicers, and the capital markets.

Additional information is available at www.nelnet.net.